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                                                                   EXHIBIT 10.46

                              EMPLOYMENT AGREEMENT

         Employment Agreement, effective as of April 15, 1999, by and between Staff Builders, Inc., a Delaware Corporation ("SBI" or the "Corporation"), and Edward Teixeira who resides at 76 Manchester Lane, Stony Brook, NY 11790 ("Executive").

         WHEREAS, Executive is a party to an Employment Agreement dated December 1, 1996 with Staff Builders, Inc., a wholly owned subsidiary of SBI, incorporated in New York (the "Old Agreement").

         WHEREAS, SBI wishes to terminate the Old Agreement and replace it with a new agreement pursuant to which ATC Healthcare Services, Inc. ("ATC") will secure the services of the Executive on the terms and conditions set forth below;

         AND WHEREAS, the Executive is willing to terminate the Old Agreement and release SBI from its obligations under the Old Agreement and accept employment with ATC on such terms and conditions.

         NOW, THEREFORE, in consideration of their mutual promises and other adequate consideration, ATC and the Executive do hereby agree as follows:

         1. EMPLOYMENT. ATC will employ the Executive as Executive Vice President and Chief Operating Officer in accordance with the terms and provisions of this Agreement.

         2. DUTIES. The Executive shall report to the President of SBI and shall be responsible for the management of all aspects of the operations of ATC. The Executive shall devote his full business time, attention and skill to the performance of his duties hereunder and to the advancement of the business and interests of ATC.

         3. TERM. This Agreement shall be effective on April 15, 1999, and shall remain in effect until April 14, 2002, unless terminated earlier pursuant to the terms hereof.

         4. COMPENSATION.

                  (a) Salary. The Executive shall be paid in weekly installments at the rate of $200,000 per annum for the period through April 14, 2000; $210,000 for the period April 15, 2000 through April 14, 2001; and $220,500 for the period April 15, 2001 through April 14, 2002.

                  (b) Incentive Compensation. For each fiscal year of the Corporation ending during the term hereof, commencing on February 29, 2000, Executive shall be eligible for a bonus equal to five percent (5%) of the incremental pre-tax profit, defined as "Net Income Before Taxes" greater than 3% on the Profit and Loss Statement of ATC Healthcare Services, Inc. Such incentive compensation shall be payable forty-five (45) days after the fiscal year-end numbers are reported.

                  (c) Vacation and Benefits. The Executive is entitled to four
(4) weeks annual vacation. The Executive shall be eligible to receive and participate in all health, medical or other insurance benefits which ATC provides or makes available to its employees.



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                  (d) Expenses. ATC shall reimburse the Executive for all
reasonable and necessary expenses upon submission by the Executive of receipts, accounts or such other documents reasonably requested by ATC.

                  (f) Options. Executive will be granted stock options to purchase 60,000 shares of Staff Builders, Inc. (SBLI), which will be issued and will vest in accordance with the terms of an Option Agreement between the Executive and the Corporation on the following time schedule:

                        20,000                    Immediately
                        20,000                    April 15, 2000
                        20,000                    April 15, 2001

                  (g) Car Allowance. Executive shall be entitled to an annual car allowance of $6,700 paid weekly.

         5. TERMINATION: RIGHTS AND OBLIGATIONS UPON TERMINATION.

                  (a) If the Executive dies during the Term, then the Executive's employment under this Agreement shall terminate. In such event, the Executive's estate shall be entitled only to compensation and expenses accrued and unpaid as at the date of the Executive's death.

                  (b) If, as a result of the Executive's total incapacity due to physical or mental illness, whether or not job related, the Executive is absent from his duties hereunder for 90 consecutive days, the Executive's employment hereunder shall terminate. In such event, the Executive shall be entitled to severance, payable at the then weekly base salary for a period of three (3) months, and expenses accrued and unpaid as at the date of termination of the Executive's employment.

                  (c) The Corporation shall have the right to terminate the Executive's employment under this Agreement for Cause. For purposes of the Agreement, the Corporation shall have "Cause" to terminate the Executive's employment if (i) the Executive assigns, pledges, or otherwise disposes of his rights and obligations under this Agreement, or attempts to do the same without the prior written consent of the Corporation; or (ii) the Executive has breached any of the terms or conditions under this Agreement, has engaged in willful misconduct or has acted in bad faith; or (iii) the Executive has breached
Section 7 of this Agreement; or (iv) the Executive has committed a felony or perpetrated a fraud against the


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Corporation. If the Corporation terminates this Agreement for Cause, the
Corporation's obligations hereunder shall cease, except for the Corporation's obligation to pay the Executive the compensation and expenses accrued and unpaid as of the date of termination in accordance with the provisions hereof.

                  (d) In the event that at any time after a Change of Control (as defined below) but prior to the end of twelve (12) months after such Change of Control, the Executive is discharged for any reason other than for Cause (as defined below) or resigns for any reason (other than due to termination for Cause), the Executive shall begin to receive within thirty (30) days after such discharge or resignation a severance payment of twelve (12) months salary at the same rate of pay in effect at the date of the Change of Control to be paid in weekly installments for the twelve (12) month period following such discharge or resignation. A "Change of Control" shall be deemed to occur when a person, corporation, partnership association or entity (x) acquires a majority of the outstanding voting securities of Staff Builders, Inc., a Delaware Corporation ("SBD") or (y) acquires securities bearing a majority of voting power with respect to election of directors of SBD or (z) acquires all or substantially all of SBD's assets.

                  (e) Notwithstanding anything to the contrary contained herein, all payments owed to the Executive upon termination of this Agreement shall be subject to offset by the Corporation for amounts owed to the Corporation by the Executive hereunder or otherwise.

                  (f) The obligations of the Corporation and the Executive pursuant to this Section 5 shall survive the termination of this Agreement.

         6. NOTICES. Any written notice permitted or required under his Agreement shall be deemed sufficient when hand delivered or posted by certified or registered mail, postage prepaid, and addressed to:

if to SBI or ATC Healthcare Services, Inc.:

                       Staff Builders, Inc.
                       1983 Marcus Avenue,
                       Lake Success, New York  11042
                       Attention:  President


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                                       or
         if to the Executive:
                               Edward Teixeira
                               76 Manchester Lane
                               Stony Brook, NY 11790

Either party may, in accordance with the provisions of this Section, give written notice of a change of address, in which event all such notices and requests shall thereafter be given as above provided at such changed address.

         7. CONFIDENTIALITY OBLIGATIONS; NON-COMPETITION BY EXECUTIVE

                  (a) The Executive acknowledges that in the course of performing his duties hereunder, he will be made privy to confidential and proprietary information. The Executive covenants and agrees that during the term of this Agreement and at any time after the termination of this Agreement, he will not directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, disclose to others or use for his own benefit or cause or induce others to do the same, any proprietary or confidential information or trade secrets of ATC, including but not limited to, any matters concerning the business or operations of ATC, including their plans, procedures or methods of operations, any ATC's lists of clients or business contacts, any information concerning specialty programs or business development, other work product or records of ATC, other than in the performance of his duties hereunder.

                  (b) The Executive agrees that, during the term hereof and for six (6) months following the termination hereof (the "Restrictive Covenant Period"), he will not, within the United States (A) compete, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, with the home health care or supplemental staffing business conducted by ATC or (B) be employed by, work for, advise, consult with, serve or assist in any way, directly or indirectly, any person or entity whose business is home


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health care or supplement staffing; or (C) directly or indirectly solicit, recruit or hire any employee of ATC to leave the employ of ATC; or (D) solicit any client or customer of ATC to terminate or modify its business relationship with ATC, respectively.

                  (c) The foregoing restrictions on the Executive set forth in this Section 7 shall be operative for the benefit of ATC and of any business owned or controlled by ATC, or any successor or assign of any of the foregoing.

                  (d) Executive acknowledges that the restricted period of time and geographical area specified in this Section 7 is reasonable, in view of the nature of the business in which ATC are engaged and the Executive's knowledge of ATC's businesses. Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified in this Section 7 should be determined to be unreasonable in a judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

                  (e) The parties acknowledge that any breach of this Section 7 will cause ATC irreparable harm for which there is no adequate remedy at law, and as a result of this, ATC shall be entitled to the issuance of an injunction, restraining order or other equitable relief in favor of ATC restraining Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy ATC may have at law or in equity.

                  (f) For purposes of this Section 7, the term "ATC" shall refer to each of the Corporation and all of their respective parents, subsidiaries and affiliated corporations.

         8. JURISDICTION. The Executive consents to the jurisdiction of the Supreme Court of the State of New York or of any Federal Court in the City of New York for a determination of any dispute as to any matters whatsoever arising out of or in any way connected with this Agreement and authorizes the service of process on his by registered mail sent to his at his address shown on the records of


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ATC.

         9. HANDBOOK; GROUP INSURANCE PROGRAM BOOKLET. The Executive acknowledges receipt of ATC Employee Handbook and Group Insurance Program booklet (together, the "Handbook"). The terms of the Handbook are incorporated herein by reference.

         10. BINDING EFFECT. This Agreement shall bind and inure to the benefit of ATC, its successors and assigns and shall inure to the benefit of, and be binding upon, the Executive, his heirs, executors and legal representatives.

         11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof.

         12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

         14. MODIFICATION, TERMINATION OR WAIVER. This Agreement may only be amended or modified by a written instrument executed by the parties hereto. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.

         IN WITNESS WHEREOF, ATC and the Executive have executed this Employment Agreement as of the date first above written.

                                 STAFF BUILDERS, INC.

                                 By:  /s/ David Savitsky
                                      ------------------
                                          David Savitsky
                                          President

                                      /s/ Edward Teixeira
                                      -------------------
                                          Edward Teixeira